Exhibit 10.2

Material Event and Amendment Agreement

[Bryan McLaren]

This Material Event and Amendment Agreement (this “Agreement”), dated as of January 15, 2026 (the “Effective Date”), is entered into by and between (i) Zoned Properties, Inc., a Nevada corporation (“Zoned”); and (ii) Bryan McLaren (“Mr. McLaren”). Zoned and Mr. McLaren may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Mr. McLaren is an employee and/or officer and/or director of Zoned and/or one or more of its Affiliates (as defined below) or subsidiaries (collectively, the “Zoned Entities”), and the Parties desire to enter into this Agreement in connection with certain material transactions currently being contemplated by Zoned;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Definitions. For purposes herein, the following terms shall have the following meanings:

1.1.	“MBO” means the transactions as contemplated in the Asset Purchase Agreement, dated as of the Effective Date, entered into between Zoned, Zoned Arizona Properties, LLC, an Arizona limited liability company, ZP RE AZ Dysart, LLC, an Arizona limited liability company, ZP RE Holdings, LLC, an Arizona limited liability company and BPB Partners, LLC, an Arizona limited liability company, as the same may be amended from time to time (the “APA”).

1.2.	“Change of Control” means (i) any event wherein the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of Zoned is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than Zoned, any subsidiary of Zoned, or any trustee or other fiduciary holding securities under an employee benefit plan of Zoned), (ii) the merger or consolidation of Zoned with or into another corporation where the shareholders of Zoned, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of Zoned immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of Zoned’s assets to an entity, other than a sale or disposition by Zoned of all or substantially all of Zoned’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of Zoned, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of Zoned immediately prior to such sale or disposition.

1.3.	“Material Event” means the consummation of either the MBO or a Change of Control.

2.	Employment Agreement; Actions at Time of Material Event.

2.1.	Employment Agreement. The Parties acknowledge and agree that Zoned and Mr. McLaren are the parties to that certain Employment Agreement, dated as of May 23, 2018 (the “Employment Agreement”) and the Golden Parachute Agreement, dated as of the same date, as attached to the Employment Agreement as Exhibit A thereto (the “Golden Parachute Agreement”). Effective only following the occurrence of a Material Event (for clarity: in the event there is no Material Event, then any amendments listed herein shall be considered null and void), pursuant to Section 14 of the Employment Agreement, the Employment Agreement and the Golden Parachute Agreement will be hereby amended as follows:

2.1.1.	The definition of “Change in Control”, “change in control” and similar terms in the Golden Parachute Agreement, for all purposes of the Golden Parachute Agreement and the Employment Agreement shall be deemed replaced with the definition of “Material Event” as set forth herein.

2.1.2.	Section 4(iii)(A) of the Golden Parachute Agreement is hereby amended and restated in its entirety to provide as follows:

(A) The issuance to Employee of 250,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”).

2.1.3.	Section 4(iii)(B) of the Golden Parachute Agreement is hereby amended and restated in its entirety to provide as follows:

(B) The payment to Employee of a cash payment in an amount equal to (i) one year of Employee’s base salary as in place at the time of the Material Event; plus (ii) an amount equal to 35% of the fair market value of the Shares as of the date of the Material Event, which fair market value shall be determined based on the closing trading price of the Common Stock on the OTC Markets or the primary securities trading market or securities exchange on which the Common Stock is available for trading as of the Material Event, as reasonably determined by the Board of Directors of Zoned (such total cash payment amount, the “Cash Payment”).

2.1.4.	Section 4(iii)(C) of the Golden Parachute Agreement is hereby amended and restated in its entirety to provide as follows:

(C) The number of shares of Common Stock comprising the “Shares” shall be subject to equitable adjustments for any forward stock split or reverse stock split of the Common Stock occurring following January 15, 2026 and prior to the issuance of the Shares. By way of example and not limitation in the event of a 1-for-2 reverse stock split of the Common Stock occurring after January 15, 2026, in which each two shares of Common Stock are combined into one share of Common Stock, the number of Shares shall be reduced by 50%, and in the event of two-for-one forward stock split of the Common Stock occurring after January 15, 2026, in which each share of Common Stock is split into two shares of Common Stock the number of Shares shall be increased by 100%.

2.1.5.	Section 4(iii)(D) of the Golden Parachute Agreement is hereby amended and restated in its entirety to provide as follows:

(D) In the event that, prior to the issuance of any Shares, the Common Stock is converted into another class of securities of the Company or any successor entity to the Company, whether by way of merger, reorganization, re-incorporation or otherwise (the “Replacement Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) shall be deemed a reference to such Replacement Securities. In the event that, prior to the issuance of any Shares, the Company completes a merger or share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the “Exchanged Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) shall be deemed a reference to such Exchanged Securities.

2.1.6.	Other than as amended herein, the Employment Agreement and the Golden Parachute Agreement shall remain in full force and effect until terminated in accordance with their respective terms. Any reference in the Employment Agreement to the “Agreement” shall now be deemed a reference to the Employment Agreement as amended by this Agreement, and any reference in the Golden Parachute Agreement to the “Agreement” shall now be deemed a reference to the Golden Parachute Agreement as amended by this Agreement.

2.2.	Severance Agreement. In the event of the cessation of Mr. McLaren’s engagement by Zoned for any reason following the occurrence of a Material Event, and as a condition of Mr. McLaren’s receipt of any payments pursuant to the Golden Parachute Payment, as amended herein and if applicable pursuant to the terms of the Golden Parachute Payment, as amended herein, and effective as of the date of such cessation of engagement, Mr. McLaren shall execute and deliver to Zoned the Severance Agreement in the form as attached hereto as Exhibit 1 (the “Severance Agreement”), and Zoned shall countersign and return the Severance Agreement to Mr. McLaren. Upon execution of the Severance Agreement, this Agreement, the Severance Agreement and the Employment Agreement shall be read, interpreted and enforced together as the joint and combined agreements of the Parties. Notwithstanding anything to the contrary in the Employment Agreement or the Golden Parachute Agreement, the Parties acknowledge and agree that, if the issuance of the Shares and the payment of the Cash Payment are required to be made pursuant to the terms of the Golden Parachute Agreement, as amended herein, the timing of the issuance of the Shares and the payment of the Cash Payment shall be paid pursuant to the provisions of the Severance Agreement, if and when executed, and the Employment Agreement and the Golden Parachute Agreement are hereby deemed amended as required to give effect to the provisions of this sentence.

3.	Representations and Warranties of the Parties. Each Party (the “Representing Party”) represents and warrants to the other Party as set forth in this Section 3.

3.1.	Due Authority; No Violation. Representing Party has all requisite rights and authority or the capacity to execute, deliver and perform its obligations under this Agreement, and the Severance Agreement, if and when executed. The execution and delivery of this Agreement and the Severance Agreement, if and when executed, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by such Representing Party, and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement, and the Severance Agreement, if and when executed, or the transactions contemplated hereby or thereby on the part of such Representing Party. No approval, authority, or consent of or filing by such Representing Party with, or notification to, any governmental authority, is necessary to authorize the execution and delivery of this Agreement, and the Severance Agreement, if and when executed, or the consummation of the transactions contemplated herein and therein.

3.2.	Enforceability. This Agreement, and the Severance Agreement, if and when executed, have each been duly executed and delivered by such Representing Party and, assuming that this Agreement, and the Severance Agreement, if and when executed, each constitutes the legal, valid and binding obligation of each other Party, constitutes the legal, valid, and binding obligation of such Representing Party, enforceable against such Representing Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

4.	Notices. Any notice or other communications required or permitted hereunder, or pursuant to the Severance Agreement, if and when executed, shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as set forth below. Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder. Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail. Subject to the foregoing, notices shall be sent as follows:

If to Zoned, to:

Zoned Properties, Inc.

Attn: Bryan McLaren

8360 E. Raintree Drive, #230

Scottsdale, AZ 85260

Email:

If to Mr. McLaren, to:

Bryan McLaren

8360 E. Raintree Dr. #230

Scottsdale, AZ 85260

Email:

5.	Governing Law. This Agreement, and all matters based upon, arising out of or relating in any way to the transactions completed herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural laws of the State of Nevada in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Nevada.

6.	Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, or the Severance Agreement, if and when executed, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA, IN EACH CASE LOCATED IN MARICOPA COUNTY, ARIZONA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7.	Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT or the Severance Agreement, if and when executed, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6. Each of the Parties acknowledge that each has been represented in connection with the signing of the waiver above by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of such waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

8.	Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement, or the Severance Agreement, if and when executed, were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.	Limitation on Damages. In no event will any Party be liable to the other Party under or in connection with this Agreement or the Severance Agreement, if and when executed, or in connection with the transactions contemplated herein for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damages.

10.	Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement, or the Severance Agreement, if and when executed, or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

11.	Public Announcements and Filings. Unless required by applicable laws or regulatory authority, or the rules and regulations of any securities market on which the securities of Zoned are listed or available for trading, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with transactions contemplated herein) or file any document, relating to this Agreement, or the Severance Agreement, if and when executed, and the transactions contemplated herein or therein, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by laws or regulatory authorities, shall be delivered to each Party prior to the release thereof.

12.	Third-Party Beneficiaries. This Agreement, and the Severance Agreement, if and when executed, are strictly between the Parties and, except as specifically provided herein, no director, officer, stockholder, member, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement or the Severance Agreement, if and when executed,.

13.	Expenses. Except as specifically set forth herein or in the Severance Agreement, each of the Parties will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the transactions contemplated herein.

14.	Entire Agreement. This Agreement, the Employment Agreement, and the Severance Agreement, if and when executed, represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement or the Severance Agreement, if and when executed, is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or the Severance Agreement, if and when executed, or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement and the Severance Agreement, if and when executed, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible. In the event of any conflict between the terms and conditions of the Employment Agreement and the Golden Parachute Agreement on the one hand, and this Agreement and the Severance Agreement on the other hand, the terms and conditions of this Agreement and the Severance Agreement shall control.

15.	Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

16.	Amendment or Waiver.

16.1.	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

16.2.	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

16.3.	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

17.	Successors and Assigns. This Agreement and the Severance Agreement, if and when executed, shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or the Severance Agreement, if and when executed, or any of its rights or any of its obligations hereunder or thereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement, or the Severance Agreement, if and when executed, or the transactions contemplated herein or therein, or to pursue any claim for any breach or default of this Agreement, or the Severance Agreement, if and when executed, or any right arising from the purported assignor’s due performance of its obligations hereunder or thereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

18.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.	Termination. In the event that either (i) a Material Event has not occurred on or before the second annual anniversary of the Effective Date or (ii) Mr. McLaren’s engagement by Zoned is terminated for Cause (as defined in the Employment Agreement), then this Agreement shall automatically terminate as of such applicable time without any further action of the Parties, and shall thereafter be null and void and of no force or effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Zoned Properties, Inc.

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Title:	Chief Executive Officer

By:	/s/ Cole Stevens
Name:	Cole Stevens
Title:	Chairman of the Special Transactions Committee of the Board of Directors of Zoned Properties, Inc.

Bryan McLaren

By:	/s/ Bryan McLaren
Name:	Bryan McLaren

Exhibit 1

Severance Agreement

(Attached)

Severance Agreement

[Bryan McLaren]

This Severance Agreement (this “Severance Agreement”), dated as of [_______], 202[__] (the “Severance Date”), is entered into by and between (i) Zoned Properties, Inc., a Nevada corporation (“Zoned”); and (ii) Bryan McLaren (“Mr. McLaren”). Zoned and Mr. McLaren may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Mr. McLaren is an employee and/or officer and/or director of Zoned and/or one or more of its Affiliates (as defined below) or subsidiaries (collectively, the “Zoned Entities”), and such service is ending as of the Severance Date, and the Parties desire to enter into certain agreements in connection therewith;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Material Event Agreement.

1.1.	This Severance Agreement is being entered into by the Parties pursuant to the Material Event Agreement entered into by the Parties on January 15, 2026 (the “Agreement”), and is subject to the terms and conditions therein. Capitalized terms used herein without definition shall have the meanings given in the Agreement.

1.2.	The Parties acknowledge and agree that a Material Event has been consummated, and Mr. McLaren’s service to Zoned is ending as of the Severance Date, and this Severance Agreement is being entered into by the Parties on the Severance Date as required by the Agreement.

2.	Payment.

2.1.	On the first business day following the expiration of the 7-day period referenced in Section 10.2, and provided that Mr. McLaren has not revoked this Severance Agreement pursuant to the provisions of such Section 10.2, and if required pursuant to the provisions of the Golden Parachute Agreement, Zoned shall issue to Mr. McLaren the Shares and shall pay to Mr. McLaren the Cash Payment via wire transfer pursuant to wire instructions provided by Mr. McLaren to Zoned.

2.2.	All other benefits and remuneration of any kind to Mr. McLaren shall terminate effective on the Severance Date, except (i) indemnification rights, if any, under Zoned’s Articles of Incorporation or Bylaws or separate agreement; (ii) any coverage or benefits available to Mr. McLaren pursuant to any directors’ and officers’ liability insurance policies in place for the benefit of Zoned and its directors and officers; and (iii) as otherwise provided for in this Severance Agreement. Mr. McLaren acknowledges and agrees that Zoned has paid Mr. McLaren all wages, salary, benefits and other compensation to which Mr. McLaren is entitled and owed. Moreover, except as provided for in this Severance Agreement, Mr. McLaren shall not be entitled to receive any other compensation or benefits of any sort from any Zoned Entity, or their respective officers, directors, employees, agents, insurance companies, attorneys, shareholders, or subsidiaries for, without limitation, salary, vacation, bonuses, stock, stock options, health care continuation coverage or any other compensation or benefits. Mr. McLaren also understands and agrees that, by entering into this Severance Agreement, any and all rights Mr. McLaren had, has or may hereafter have, under any and all change in control agreements between Mr. McLaren and Zoned are hereby revoked, extinguished and released.

2.3.	Mr. McLaren agrees that he has: (i) received all compensation due Mr. McLaren as a result of services performed for Zoned with the receipt of his final paycheck; and (ii) reported to Zoned any and all work-related injuries incurred by Mr. McLaren during his employment by Zoned. Consequently, Mr. McLaren acknowledges that Mr. McLaren has no knowledge of any violation, possible violation or series of facts and circumstances on the part of or attributable to Zoned which could give rise to a claim under the Fair Labor Standards Act, Family and Medical Leave Act, or applicable regulations.

3.	Confidentiality.

3.1.	Confidential Information. For purposes of this Severance Agreement, and except as provided below, “Confidential Information” shall mean any confidential, proprietary or trade secret information, data or know-how which relates to the business, research, services, products, customers, suppliers, employees, or financial information of Zoned and its subsidiaries and Affiliates, including, but not limited to, product or service specifications, designs, drawings, prototypes, computer programs, models, business plans, marketing plans, financial data, financial statements, financial forecasts and statistical information, in each case that is marked as confidential, proprietary or secret, or with an alternate legend or marking indicating the confidentiality thereof or which, from the nature thereof should reasonably be expected to be confidential or proprietary, in each case which is disclosed by Zoned or on its behalf, after the date hereof, to Mr. McLaren either in writing, orally, by inspection or in any other form or medium. Any technical or business information of a third person furnished or disclosed shall be deemed “Confidential Information” of Zoned unless otherwise specifically indicated in writing to the contrary. The fact that the Parties are communicating regarding a potential business relationship shall also be deemed “Confidential Information” under this Severance Agreement.

3.2.	Definitions. For purposes herein, (i) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; (ii) “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee; and (iii) “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

3.3.	Restrictions. Mr. McLaren agrees to use the Confidential Information only for the purpose of enforcing his rights and fulfilling his obligations pursuant to this Severance Agreement (the “Purpose”) and shall use reasonable care not to disclose Confidential Information to any non-Affiliated third party, such care to be at least equal to the care exercised by Mr. McLaren as to his own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt. Mr. McLaren agrees that he shall make disclosure of any such Confidential Information only to his Affiliates and their respective employees (including temporary and leased employees subject to a confidentiality obligation), officers, directors, attorneys, consultants, advisors and other agents (collectively, “Representatives”), to whom disclosure is reasonably necessary for the Purpose. Mr. McLaren shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Severance Agreement. Mr. McLaren shall be responsible for the failure of his Representatives to comply with the terms of this Severance Agreement. Without the prior consent of Zoned, Mr. McLaren shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information. Mr. McLaren acknowledges that the Confidential Information disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States. Mr. McLaren agrees he will not knowingly export, directly or indirectly, any Confidential Information or any direct product incorporating any Confidential Information, whether or not otherwise permitted under this Severance Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

3.4.	No License. Nothing herein shall be construed as granting to Mr. McLaren or his Affiliates any right or license to use or practice any of the information defined herein as Confidential Information and which is subject to this Severance Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by Zoned. Except as allowed by applicable law, Mr. McLaren shall not use any trade name, service mark or trademark of Zoned or refer to Zoned in any promotional or sales activity or materials without first obtaining the prior written consent of Zoned.

3.5.	Exceptions. The obligations imposed in Section 3.3 and Section 3.4 shall not apply to any Confidential Information that (i) was already in the possession of Mr. McLaren at the time of disclosure without restrictions on its use or is independently developed by Mr. McLaren after the Severance Date, provided that the person or persons developing same have not used such information received from Zoned, or is rightfully obtained from a source other than from Zoned; (ii) is in the public domain at the time of disclosure or subsequently becomes available to the general public through no fault of Mr. McLaren; (iii) is obtained by Mr. McLaren from a third person who is under no obligation of confidence to Zoned; (iv) is disclosed without restriction by Zoned; or (v) in the event that this Severance Agreement is being executed as a result of the consummation of the MBO and Mr. McLaren is engaged by the Buyer (as defined in the APA), to the extent required for the continued operation of the Assets (as defined in the APA) by the Buyer.

3.6.	Standstill. Mr. McLaren acknowledges and agrees that Zoned is a public company, currently trading on the OTC Markets. Mr. McLaren agrees that, for as long as any information, including Confidential Information, continues to meet the definition of Material Non-Public Information (as defined below) as set forth herein (the “Standstill Period”), Mr. McLaren shall not, and Mr. McLaren shall ensure that none of its Representatives shall (i) buy or sell any securities or derivative securities of or related to Zoned, or any interest therein; or (ii) undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder. Mr. McLaren also agrees during the Standstill Period not to request Zoned (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 3.6.

3.7.	Ownership of Confidential Information. As between Zoned and Mr. McLaren, the Confidential Information and any Derivative thereof (as defined below), whether created by Zoned or Mr. McLaren, will remain the property of Zoned. For purposes of this Severance Agreement, “Derivative” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted, and which constitutes a derivative work under the Copyright laws of the United States; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

3.8.	Request for Confidential Information Pursuant to Court or Other Proceeding. If Mr. McLaren is requested or required (by oral questions, deposition, interrogatories, subpoena, civil investigative demand or other similar non-criminal process) to disclose any Confidential Information supplied to Mr. McLaren under this Severance Agreement, Mr. McLaren will provide Zoned with prompt written notice of such request(s) so that Zoned may, at Zoned’s option, (a) seek an appropriate protective order; (b) consult with Mr. McLaren on the advisability of taking steps to resist or narrow such request or requirement; or (c) waive in writing Mr. McLaren’s compliance with the provisions of this Severance Agreement for the sole purpose of complying with the request. If, in the absence of a protective order or the receipt of a written waiver hereunder, Mr. McLaren is nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information to any governmental tribunal or else stand liable for contempt or suffer other censure or penalty, Mr. McLaren will cooperate with Zoned at Zoned’s expense in any attempt that Zoned may make to obtain an order or other reliable assurance that confidential treatment will be provided by such tribunal for all or designated portions of such Confidential Information disclosed by Zoned.

4.	Return of Property and Confidential Information. Subject to the provisions of the last sentence of this Section 4, immediately upon the Severance Date, all records of Confidential Information, including, but not limited to, all notes, emails, memos, plans, records, letters, reports or other tangible materials, including copies thereof, in Mr. McLaren’s possession, and including any and all documents and copies thereof provided to Mr. McLaren’s attorney, whether prepared by Mr. McLaren or by others, shall be left with, or delivered by Severance Date to Zoned, and Mr. McLaren shall return to Zoned any and all property of Zoned in Mr. McLaren’s possession, including, but not limited to, Mr. McLaren’s keys, laptop, equipment, all documents, emails, Confidential Information, computer files (howsoever evidenced and stored, and whether on Mr. McLaren’s personal computer, cloud-based storage, or otherwise), login credentials for all accounts managed, including social media, and all other information related to each account managed. Mr. McLaren acknowledges and understands that Zoned’s obligation to pay Mr. McLaren the severance benefits identified in Section 2.1 is expressly conditioned upon Mr. McLaren’s adherence to the terms of this Severance Agreement, including the provisions of this Section 4. Notwithstanding the foregoing, Mr. McLaren may retain any and all documents relating to his compensation and benefits, including, but not limited to, documents relating to the health insurance plan, outstanding equity awards, the 401(k) Retirement Plan. In addition, in the event that this Severance Agreement is being executed as a result of the consummation of the MBO and Mr. McLaren is engaged by the Buyer (as defined in the APA), Mr. McLaren may retain such materials as referenced in this Section 4 to the extent required for the continued operation of the Assets by the Buyer.

5.	Cooperation. Mr. McLaren agrees to cooperate fully with Zoned in its defense of any lawsuit, investigation, proceeding or third party request for information filed/requested over matters that occurred during the tenure of Mr. McLaren’s engagement with any Zoned Entity, and agrees to provide full and accurate information with respect to same. Mr. McLaren further agrees not to provide any information to any outside parties concerning any Zoned Entity, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Zoned in advance of such subpoena or court order and permitting Zoned a minimum of five (5) business days to respond or object.

6.	Release of Claims.

6.1.	Effective as of the Severance Date, each Party, for itself and its Affiliates (as defined below), whether an Affiliate as of the Severance Date or hereafter becoming an Affiliate, and for each of their respective predecessors, successors, assigns, heirs, representatives, and agents and for all related parties, and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Releasing Party”) hereby irrevocably, unconditionally and forever releases, discharges and remises each other Party and its Affiliates (whether an Affiliate as of the Severance Date or later), and their respective predecessors, successors, assigns, heirs, representatives, and agents and for all related parties and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Released Parties”), from all claims of any type and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, known or unknown, that any Releasing Party may have now or may have in the future, against any of Released Parties, solely to the extent that those claims have arisen or may have arisen from the Agreement or this Severance Agreement or the transactions contemplated therein or herein (collectively, the “Released Claims”). Each Party as a Releasing Party represents and warrants that no Released Claim released herein has been assigned, expressly, impliedly, or by operation of law, and that all Released Claims released herein are owned by such Party as a Releasing Party, which has the respective sole authority to release them. Each Party as a Releasing Party agrees that it shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any Released Claim which is released and discharged herein.

6.2.	Each of the Parties hereby waives any and all rights which it may have with respect to this Severance Agreement or the subject matter hereof, under the provisions of Section 1542 of the Civil Code of the State of California as now worded and as hereafter amended, which section provides that:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

6.3.	It is understood and agreed by each of the Parties that the facts in respect to which this Severance Agreement is executed may turn out to be other than or different from the facts in the respect now known or believed by each of the Parties to be true; and with such understanding and agreement, each Party expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the date hereof, and agrees that this Severance Agreement shall be in all respects effective and shall not be subject to termination or rescission by reasons of any such difference in facts, and subject to the terms and conditions herein.

7.	Covenant Not to File a Claim and Indemnification. Each Party as a Releasing Party, on its own behalf and on behalf of its related Releasing Parties, agrees not to file for itself or on behalf of any of its related Releasing Parties, any claim, charge, complaint, action, or cause of action against any Released Party related to Released Claims, and further agrees to indemnify and save harmless such Released Parties from and against any and all losses, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by any such Releasing Party against any Released Party in violation of the terms and conditions of this Severance Agreement. In the event that any Releasing Party brings a suit against any Released Party in violation of this covenant, the Party to whom such Releasing Party relates agrees to pay any and all costs of Released Parties, including attorneys’ fees, incurred by such Released Parties in challenging such action. Any Released Party is an intended third-party beneficiary of this Severance Agreement.

8.	Affirmations. Each Party as a Releasing Party affirms that such Party has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any Released Party in any forum or form and should any such charge or action be filed by any Releasing Party or by any other person or entity on any Releasing Party’s behalf involving matters covered by this Severance Agreement, such Party agrees to promptly give the agency or court having jurisdiction a copy of this Severance Agreement and inform them that any such claims any such Releasing Party might otherwise have had are now settled. This is a compromise and settlement of potential or actual disputed claims and is made solely for the purpose of avoiding the uncertainty, expense, and inconvenience of future litigation. Neither this Severance Agreement nor the furnishing of any consideration concurrently with the execution hereof shall be deemed or construed at any time or for any purpose as an admission by any Party of any liability or obligation of any kind. Any such liability or wrongdoing is expressly denied. The Parties acknowledge that this Severance Agreement was reached after good faith settlement negotiations and after each Party had an opportunity to consult legal counsel. This Severance Agreement extends to, and is for the benefit of, the Parties, their respective successors, assigns and agents and anyone claiming by, through or under the Parties.

9.	Representations and Warranties.

9.1.	Confirmation of Representations. Each Party (the “Representing Party”) represents and warrants to the other Party that the representations and warranties as given by the Representing Party in the Severance Agreement are true and correct as of the Severance Date.

9.2.	Additional Representations and Warranties of Mr. McLaren.

9.2.1.	Mr. McLaren understands and agrees that the consummation of the transactions herein, including the delivery of the Shares to Mr. McLaren as contemplated herein, constitutes the offer and sale of securities under the Securities Act of 1933 as amended (together with the rules and regulations thereunder, the “Securities Act”) and applicable state statutes and that the Shares are being acquired for Mr. McLaren’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

9.2.2.	Mr. McLaren is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Mr. McLaren understands that the Shares are being offered and sold to Mr. McLaren in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Zoned is relying upon the truth and accuracy of, and Mr. McLaren’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Mr. McLaren set forth herein and in the Severance Agreement in order to determine the availability of such exemptions and the eligibility of Mr. McLaren to acquire the Shares.

9.2.3.	Mr. McLaren and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of Zoned and materials relating to the offer and sale of the Shares which have been requested by Mr. McLaren or his advisors. Mr. McLaren and his advisors, if any, have been afforded the opportunity to ask questions of Zoned. Mr. McLaren understands that his investment in the Shares involves a significant degree of risk. Mr. McLaren, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Mr. McLaren is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

9.2.4.	Mr. McLaren is acquiring the Shares for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the Shares. Further, Mr. McLaren does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares. Mr. McLaren understands that the sale or re-sale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Shares may not be transferred unless the Shares are sold pursuant to an effective registration statement under the Securities Act or there is an exemption from registration available for such sale or re-sale.

9.2.5.	Mr. McLaren understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the transactions set forth herein.

10.	Additional Acknowledgements and Agreements.

10.1.	Mr. McLaren states and represents that he has carefully read this Severance Agreement and knows the contents thereof, and that Mr. McLaren has executed the same as his own free act and deed.

10.2.	To accept the terms of this Severance Agreement, Mr. McLaren must return a signed copy of this Severance Agreement to Zoned to the address as set forth in the Agreement. To revoke his signature and the Severance Agreement, Mr. McLaren shall notify Zoned pursuant to Section 11 by no later than 5:00 p.m. EST on the seventh (7th) day after Mr. McLaren signs this Severance Agreement. This Severance Agreement becomes effective upon the expiration of seven (7) days after Mr. McLaren signs this Severance Agreement provided Mr. McLaren has not sooner revoked his signature.

10.3.	Mr. McLaren agrees that he is solely liable for any and all income tax, other taxes, or assessments owed by Mr. McLaren in connection with any payment made pursuant to this Severance Agreement.

10.4.	Mr. McLaren acknowledges that he has carefully read and fully understands all the provisions of this Severance Agreement, that Mr. McLaren has been given twenty-one (21) days in which to consider this Severance Agreement and will have seven (7) days to revoke acceptance after signing this Severance Agreement. In the event Mr. McLaren signs this Severance Agreement and returns it to Zoned in less than such 21-day period, Mr. McLaren acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Severance Agreement. The Parties agree that changes to this Severance Agreement, whether material or immaterial, do not restart the running of the 21-day period. Mr. McLaren is advised to consult with an attorney of Mr. McLaren’s own choosing before signing this Severance Agreement. Mr. McLaren further acknowledges that he has had the opportunity to ask questions about each and every provision of this Severance Agreement and that Mr. McLaren fully understands the effect of the provisions contained in this Severance Agreement upon his legal rights. The above notwithstanding, Mr. McLaren acknowledges that Zoned will not accept as valid any Mr. McLaren signature occurring prior to the Severance Date and Mr. McLaren covenants not to execute this Severance Agreement prior to such date.

11.	Notices. Any notice or other communications required or permitted hereunder shall be given in accordance with the provisions of the Agreement.

12.	Governing Law. This Severance Agreement, and all matters based upon, arising out of or relating in any way to the transactions completed herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural laws of the State of Nevada in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Nevada.

13.	Applicability. The provisions of the Agreement as set forth therein as being applicable to this Severance Agreement shall so apply to this Severance Agreement. Upon execution of this Severance Agreement, this Severance Agreement and the Agreement shall be read, interpreted and enforced together as the joint and combined agreements of the Parties.

14.	Construction. The headings contained in this Severance Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Severance Agreement.

15.	Amendment or Waiver.

15.1.	This Severance Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

15.2.	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

15.3.	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Severance Agreement. No exercise of any right or remedy with respect to a breach of this Severance Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

16.	Counterparts. This Severance Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Severance Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Severance Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Severance Agreement as of the Severance Date.

Zoned Properties, Inc.

By:
Name:	Bryan McLaren
Title:	Chief Executive Officer

By:
Name:	Cole Stevens
Title:	Chairman of the Special Transactions Committee of the Board of Directors of Zoned Properties, Inc.

Bryan McLaren

By:
Name:	Bryan McLaren

18